Exhibit 4.1

PENAO Pty Ltd

Rupert Myers Building

South Wing, Level 1

Gate 14 Barker Street

UNSW

Sydney

NSW 2052

Australia

PENAO Share Register

Name	Address	Share Class	Number of Shares	Amount Paid (AUD)
NewSouth Innovations Pty Limited (ACN 000 263 025)	Rupert Myers Building South Wing, Level 1 Gate 14, Barker Street UNSW Sydney NSW 2052 Contact: Director, Knowledge Exchange Email: contracts.manager.kex@unsw.edu.au	Ordinary	69,000	$0

Beroni Group Limited (ACN 613 077 526)	Suite 401 Level 4 447 Kent Street Sydney NSW 2000 Contact: Peter Wong Email: peter.wong@beronigroup.com	Ordinary	105,000	$1,050,000

PENAO ACN: 634 333 387	PENAO Share Register 20201224

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